Exhibit 4.9

                                 SECURED PROMISSORY NOTE

$675,000.00
                                                                    March 1,2003
          1.   Parties


               1.1 Hamilton Aerospace Technologies, Inc., a Delaware corporation with its principal place of business in Pima County1 Arizona, and Renegade Venture Corporation, a Nevada corporation, jointly and severally (collectively "Borrowers').

               1.2 American Capital Ventures, L.L.C., a Florida limited liability company ("Lender").

          2.   Borrowers' Promise to Pay.

               2.1 For value received, Borrowers jointly and severally promise to pay to the order of Lender, its successor or assigns, Six Hundred Seventy-Five Thousand and 00/l00 Dollars ($675,000.00), in 1awful currency of the United States of America (the "Principal"), plus interest (the "Interest") on the Principal from time to time remaining unpaid.

               2.2 Lender may, at its option and in its sole and absolute discretion, advance additional funds to Borrowers in an amount not to exceed $2,000,000.00. If such additional funds are advanced by Lender to Borrowers, such additional funds shall be governed by all of the terms of this Note, and the Security Agreements shall secure same to the same extent as the funds initially funded under this Note.

          3.   Payments

               3.1 So long as no default exists under or with respect to this Promissory Note (this "Note"), the Security Agreements securing this Note of even date herewith (the "Security Agreements") which are by this reference expressly incorporated herein, or any other documents executed in connection therewith or any other documents executed by Borrowers in favor of Lender (whether or not directly attributable to this Note or the Security Agreements, Interest on this Note shall be payable in monthly installments at the rate of one and One quarter percent (1.25%) per month. The rate of Interest applied shall sometimes be referred to herein as the "Applicable Interest Rate."

               3.2 Upon default in this Note, Interest shall be payable at the highest rate of interest permitted by law or, if no maximum rate is prescribed by law, at the annual rate of eighteen percent (18%) per annum (the "Default Rate") ,subject to the terms hereof.

               3.3 Commencing on the first (1st) day of April, 2003, and then monthly on the first (1st) day of each and every month thereafter (hereinafter referred to as a "Payment Date"), Borrowers shall pay monthly installments of Interest on the then outstanding Principal balance of the Note.

               3.4 The entire unpaid Principal and any accumulated, accrued or unpaid Interest thereon shall be due and payable on the first (I SI) day of September, 2003 (the "Maturity Date"). Lender may, at its option in its sole and absolute discretion, and subject to the requirements of Paragraph 13.7 of this

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Note, extend the Maturity Date of this Note for an additional three (3) months, up to and including December 1, 2003. Notwithstanding the foregoing, in the event of any placement or sale, prior to the Maturity Date, of any debt or equity by the Borrowers in an amount which is equal to or greater than $300,000.00, then that amount of the Note shall be due immediately upon such placement or sale in the same manner as if the Maturity Date had occurred.

               3.5 Interest shall be calculated on the basis of the actual number of days elapsed divided by 365.

               3.6 All payments hereunder shall be made in lawful money of the United States of America.

               3.7 In the event that the Applicable Interest Rate or the Default Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, in any interest period during the term or any extension of this Note, only the maximum rate of interest allowed shall then be charged, but thereafter in any interest period or periods during which the rate is less than the maximum rate allowed by applicable law, as amended from time to time, the Applicable Interest Rate and the Default Rate shall be increased so that Lender, its successors or assigns, may collect interest in such amount as may have been charged pursuant to the terms of this Note, but which was not charged because of the limitation imposed by law.

               3.8 It is the intent of the parties hereto that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by Borrowers or received by the Lender, then such excess sum shall be credited as a payment of principal, unless Borrowers shall notify lender, in writing, that Borrowers elect to have such excess sum returned to it forthwith. Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of any law, rule, or regulation in effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Arizona law.

          4. Application of Payments. So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal. Upon default in this Note, all payments hereunder shall first be applied to costs pursuant to Section 8.3, then to Interest and the remainder to Principal.

          5. Prepayment. This Note may be prepaid in whole or in part without penalty. Any prepayment shall be accompanied by an amount equal to the Interest accrued thereon to the date of receipt of such prepayment in collected funds.

          6. Other Instruments. The term "Loan Documents" shall mean any and all of the documents heretofore, now or hereafter executed by Borrowers, by others, or by Borrowers and others, in favor of Lender, which wholly or partly secure or are executed in connection with this Note, including, without limitation, the Security Agreements.

          7. Place of Payment All payments hereunder shall be made at the office of Lender located at 2901 Clint Moore Road, Suite 259, Boca Raton, Florida 33496, or such other place as Lender may from time to time designate in writing.

          8.   Default

               8.1 If any payment of Principal, Interest, or other sum due Lender hereunder or under any of the Loan Documents is not paid within ten (10) calendar days after the date when due, or if any other default occurs under any of the Loan Documents or under any other document executed by Borrowers in favor of Lender and is not cured within the applicable grace period, if any, or if any obligation of Borrowers under any of the Loan Documents is not fully performed, then this Note shall be in default.

               8.2 Upon default in this Note, Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without notice or demand.

               8.3 In addition to payments of Interest and Principal, if there is a default in this Note, Lender shall be entitled to recover from Borrowers all of Lender's costs of collection, including Lender's attorneys' fees, paralegal's fees and legal assistants' fees (at all tribunal levels, whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other costs incurred in Connection therewith.

          9. Late Charge A late charge of Twenty-Five ($25.00) Dollars shall be imposed on each and every payment, including the final payment due hereunder, not received by Lender within ten (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by Borrowers to Lender without notice or demand. This provision for a late charge is not and shall not be deemed a grace period' and Lender has no obligation to accept a late payment. The acceptance of a late payment shall not constitute a wavier of any default then existing or thereafter arising in this Note. Further, Lender's failure to collect a late charge at any time shall not constitute a waiver of Lender's right to thereafter, at any time and from time to time (including, without limitation, upon acceleration on the Note or upon payment in full of the Loan), collect such previously uncollected late charges or to collect subsequently accruing late charges.

          10. Waivers. Borrowers and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance1 default or enforcement of time of payment of this Note or other modifications hereof from time to time prior to or after the Maturity Date hereof; whether by acceleration or in due course, without notice, consent6 or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, (d) agree that Lender shall not be required first to institute any suit, or to exhaust its remedies against the Undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), the undersigned shall be and remain, jointly and severally directly and primarily liable for all sums due under this Note.

          11. Set-Offs. Borrowers and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof; severally expressly grant to Lender a continuing lien security interest in and authorize and empower Lender, at its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as Lender may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to Lender or any of Lender's affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by Lender or any of Lender's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by Lender for the account of any such parties), any and all money, general or specific deposits, or collateral of any such parties now or hereafter in the possession of Lender.

          12. Submission to Jurisdiction. Borrowers, and any endorsers, sureties, guarantors and all others who are, or who may become, liable for the payment hereof severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of the Lender, in a court of record of the State of Arizona in Pima County, in the United States District Court whose jurisdiction includes Pima County, Arizona, or in any other court of competent jurisdiction; (b) consent to the jurisdiction of each such court in any such Suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

          13. Miscellaneous Provisions.

               13.1 The term "Lender" as used herein shall mean Lender, its Successors, participants and assigns and any holder of this Note.

               13.2 Time is of the essence in this Note.

               13.3 The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

               13.4 If more than one person signs this Note, each is and shall be jointly and severally liable hereunder; and if Borrower is a general partnership, then all partners in Borrower (and if Borrower is limited partnership then all general partners in Borrower) shall be jointly and Severally liable hereunder, notwithstanding any contrary provision in the partnership laws of the State of Arizona.

               13.5 This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Arizona (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Arizona law.

               13.6 If any provision or portion of this Note is declared or found by a court pf competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

               13.7 This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof he effective, except by an instrument in writing executed by an authorized officer of Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

          14. Waiver of Trial bv Jury. BORROWERS AND LENDER (BYACCEPTANCE OF THIS INSTRUMENT) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THE NOTE, OR ARISING OUT OF, UNDER OR IN CONNE~ON WITH THIS NOTE OR ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWERS AND LENDER ENTERING INTO THE SUBJECT LOAN TRANSACTION.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

Hamilton Aerospace Technologies, Inc, a Delaware corporation


By:  /s/
   -------------------------------
Name:     John B. Sawyer
Title:    President




Renegade Venture Corporation, a Nevada corporation


By:  /s/
   -------------------------------
Name:     Ian Herman
Title:    Chairman/Chief Executive Officer

AMERICAN CAPITAL VENTURES, L                                         Page 1 of 1
   Dito Hamilton

  From:      Alan Brooks [Alan.Brooks(C)worldnet.att.netl
  Sent:      Thursday, March 04, 2004 11:00 AM
  To:        Dito Hamilton
  Subject:   AMERICAN CAPITAL VENTURE settlement of note


                        AMERICAN CAPITAL VENTURES, L.L.C.

                                   MEMORANDUM

FROM: Alan Brooks

TO: Ian Herman, John Sawyer,

DATE: February 5,2004

          The amount of the repayment is $354,375.00. The current interest rate is 1.25% or $4,429.69 monthly. Per our previous discussion, you would be willing to repay the loan in six payments consisting of $30,000.00 paid monthly with interest at 1.5% per month 18% per annum (the Default Rate) on the unpaid balance.

          However, the theoretical default date is 12/1/03, therefore I would suggest that the 1.5% monthly be retroactive, the additional interest due would then he $1,771.87 for December and January. I would suggest this be rolled into the principal amount due. Therefore the principal note amount would be increased to $356,146.87.

          If payments of $30,000.00 monthly were made beginning 2/15/04 as discussed, The balloon portion due would therefore be $176,146.87 on the first day of the seventh month.

          The payment schedule would be as follows:

                                  Principal          InterestPrincipal Balance
                February 15, $30,000.00              $5,342.20       $326,146.87
                March 15,          30,000.00          4,892.20        296,146.87
                April 15,          30,000.00          4,442.20        266,146.87
                May 15,            30,000.00          3,992.20        236,146.87
                June 15,           30,000.00          3,542.20        206,146.87
                July 15.           30.000.00          3.092.20        176.146.87
                August 15,       $176,146.87                    N/A

         Included in this extension are 712,296 warrants to purchase common shares at 25% below market. (2 shares for each dollar invested), the warrants will be cashless.


Regards,
Alan Brooks
3/24/04